Exhibit 10.12

July 8, 2014

Peter Wooster

[PRIVATE ADDRESS]

Dear Peter:

This release agreement (“Agreement”) confirms the agreement between Marin Software Incorporated (the “Company”) and you regarding the terms of your separation from the Company on mutually agreeable terms as set forth below. You and the Company (collectively, the “Parties”) agree that this Agreement represents the full and complete agreement concerning your separation from employment with the Company.

1.	Separation Date.

(a)	You resigned and your last date of employment and effective date of separation from employment with the Company was July 7, 2014 (the “Separation Date”).

(b)	On the Separation Date, you received payment of all accrued but unpaid wages through the Separation Date, including all accrued but unused vacation through the Separation Date.

2.	Consideration. Provided that you sign and return this Agreement without revoking it as set forth in paragraphs 19 and 20, the Company will:

(a)	pay you an amount of $27,041, less all applicable taxes and other withholding. This payment will be made in a lump sum within two (2) regularly scheduled pay periods following the Effective Date of this Agreement as defined in paragraph 21, and may be direct deposited;

(b)	Provided that you timely elect and enroll in COBRA and that you have not secured alternate coverage, the Company will reimburse your COBRA costs for up to 2 months immediately following your Separation Date. Please submit your COBRA invoices to Nancy Kato for payment; and

(c)	allow you to keep for your personal use your laptop, computer monitor and keyboard. Your laptop must be first provided to the Company’s information technology department so all Proprietary Information can be removed and notwithstanding keeping the laptop you remain bound by Sections 6 and 7 (other than being permitted to keep the above referenced devices).

3.	Stock Options. Your stock options will cease vesting on the Separation Date. You have three months after the Separation Date in which to exercise vested stock options. All unvested stock options will be cancelled effective as of the Separation Date. Please contact Kathy Rogers, should you have any questions regarding your stock options.

4.	Benefits and COBRA. With the exception of medical and dental insurance, you will be eligible to participate in all employee benefit plans in which you are currently enrolled through your Separation Date. Your Company-provided medical and dental insurance will terminate effective the last day of the month of your Separation Date (July 31, 2014). Effective on the first day of the following month, you may elect to continue medical and dental insurance coverage at your own expense, except as otherwise provided in paragraph 2 of this Agreement, pursuant to a federal law known as COBRA. You will receive under separate cover information and enrollment forms regarding continuing insurance coverage pursuant to COBRA.

5.	No Other Payments. You understand and agree that absent this Agreement, you would not otherwise be entitled to the consideration specified in this Agreement. Further, by signing this Agreement, you agree that you are not entitled to any payments, benefits and/or other consideration from the Company that are not specifically listed in this Agreement, including but not limited to reinstatement to employment, attorneys’ fees, any amounts under bonus or incentive compensation plan, and/or any severance pay, except for those benefits in which you have vested rights pursuant to the terms of the applicable plans and applicable law or which are not released by this Agreement pursuant to paragraph 8(b) below. You further agree and acknowledge that upon the Company’s providing the payments and other benefits set forth in this Agreement, the Company has paid you in full any and all monies owed to you in connection with your employment with the Company and/or separation from employment, including but not limited to payment for all services performed on behalf of the Company and all other amounts owed through your Separation Date, except as otherwise specifically stated in this Agreement or which are not released by this Agreement pursuant to paragraph 8(b below.

6.	Employee Invention Assignment and Confidentiality Agreement. You hereby acknowledge that you are and will remain bound by all provisions of your previously executed Employee Invention Assignment and Confidentiality Agreement (“Confidentiality Agreement”), a copy of which is attached as Exhibit A to this Agreement and shall be deemed part of this Agreement. You further acknowledge that as a result of your employment with the Company, you have had access to the Company’s Proprietary Information (as defined in the Confidentiality Agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.

7.

Return of Company Property. By signing this Agreement, you certify that you have (i) returned to the Company any and all Proprietary Information (as defined in the Confidentiality Agreement) and all other materials or documents belonging to the Company, including the originals and any and all copies thereof, whether in hard copy or electronic form, which were in your possession or under your control, including without limitation access and identification cards, keys, laptops, computers, cell phones, iphones, blackberries, PDAs or other devices, corporate credit cards, files, reports, mailing lists, rolodexes, computer print-outs, and computer disks and tapes; (ii) have not retained any copies of any Proprietary Information and/or any other materials, documents or property belonging to the Company or any of its affiliated entities; and (iii) have permanently deleted all Proprietary Information from your home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices.

8.	General Release.

(a)	In consideration for the enhanced benefits that you will receive and any other consideration provided by this Agreement, you and any person acting by, through, under, or on behalf of you, release, waive, and forever discharge Marin Software Incorporated, its subsidiaries and affiliates and all of their respective agents, employees, officers, directors, shareholders, successors, and assigns (the “Company”) from any and all actions, demands, obligations, agreements, or proceedings of any kind, individually or as part of a group action, whether known or unknown, arising out of, or connected with, claims of unlawful discrimination, harassment or failure to accommodate; the terms and conditions of your employment; your compensation and benefits; your separation of employment from the Company; and/or termination of your employment, including, but not limited to all matters in law, in equity, in contract, or in tort, or pursuant to statute, constitution or ordinance, including damages, attorney’s fees, costs and expenses and, without limiting the generality of the foregoing, to all claims arising under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the National Labor Relations Act (NLRA),the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the California Fair Employment and Housing Act; the California Labor Code, or any other federal, state, or local law, statute, or ordinance affecting my employment with or separation from the Company.

(b)	Notwithstanding the generality of the foregoing, you do not release the following claims:

(i)	Claims relating to the Company’s failure to comply with its obligations to provide the consideration set forth in this Agreement;

(ii)	Claims that may not legally be waived by private agreement;

(iii)	Claims regarding the knowing and voluntary nature of your release of claims pursuant to the Age Discrimination in Employment Act;

(iv)	Claims under the Fair Labor Standards Act;

(v)	Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(vi)	Claims for workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund of the Company;

(vii)	Claims to continued participation in certain of the Company’s benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(viii)	Claims to any benefit entitlements vested as the date of your employment termination, pursuant to written terms of any Company employee benefit plan; and

(ix)	Your right, if any, to indemnification from the Company, or to the payment of the costs of defense, under California Labor Code Section 2802.

(x)	Nothing in this Agreement prevents you from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release you are waiving rights to individual relief based on any assertion of claims, except where such a waiver of individual relief is prohibited.

(c)	You understand that nothing in this Agreement, including but not limited to the release of claims, proprietary information, confidentiality, cooperation and non-disparagement provisions, shall be construed to prohibit you from filing a charge or complaint with, or participating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission and/or any federal, state or local agency charged with the enforcement of any laws, although by signing this Agreement, you understand that you are waiving any and all rights to receive individual relief based on claims asserted in such charge or complaint, except where such a waiver of individual relief is prohibited.

(d)	YOU ACKNOWLEDGE THAT YOU ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

9.	Non-disparagement. You agree that you shall not directly or indirectly disparage the Releasees, any person acting by, through, under or in concert with any of them, and/or any of the Company’s products with any written or oral statement. Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process or from exercising the rights specified in Paragraphs 8(b) and 8(c) above and 21 below.

10.	References. All external requests for references should be directed to Human Resources, which will confirm only your job title and dates of employment.

11.	Arbitration. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the Parties agree to arbitrate in the City and County of San Francisco, California, through the American Arbitration Association , any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.

12.	Attorney’s Fees. If any action is brought to enforce the terms of this Agreement, then to the fullest extent permitted by law, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

13.	Confidentiality of Agreement. The existence, contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant, tax advisor, or attorneys or pursuant to subpoena or court order. If you do disclose the existence, contents, terms and conditions of this Agreement to your immediate family, accountant, tax advisor, or/or attorneys, you must instruct the person to whom disclosure is made the information disclosed must be kept strictly confidential. You agree that if you are asked for information concerning this settlement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

14.	No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Releasees.

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

16.	Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, only such provision or provisions shall be invalid or unenforceable without invalidating or otherwise affecting the validity or enforceability of any other provisions, which shall remain in full force and effect to the fullest extent permitted by law.

17.	Entire Agreement; Amendment. This Agreement, together with your Confidentiality Agreement attached hereto as Exhibit A, sets forth the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understanding between you and the Company concerning the subject matter thereof, including without limitation the Offer of Employment dated October 31, 2006. This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Chief Executive Officer or Chief People Officer of the Company.

18.	Representations And Waiver. By signing this Agreement, you acknowledge that:

(a)	You have carefully read, and understand, the legal and binding effect of this Agreement;

(b)	You have been given at least twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney and/or any other advisors of your choice before signing this Agreement. You knowingly and voluntarily waive the remainder of the 21-day consideration period, if any, following the date you signed this release below. You have not been asked by the Company to shorten your time-period for consideration of whether to sign this release. The Company has not threatened to withdraw or alter the benefits due you prior to the expiration of the 21-day period nor has the Company provided different terms to you because you have decided to sign this release prior to the expiration of the 21-day consideration period. You understand that having waived some portion of the 21-day consideration period, the Company may expedite the processing of benefits provided you in exchange for signing this release. You agree that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period;

(c)	By this provision in the Agreement, you have been advised to consult with an attorney and/or any other advisors of your choice and you have had an opportunity to seek legal counsel before signing this Agreement;

(d)	You understand that this Agreement is legally binding and by signing it you give up certain rights, including your right to pursue any claims you had, have or may have had against the Company;

(e)	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

(f)	You have not relied upon any representation, statement or omission made by any of the Company’s agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those expressly stated in this Agreement;

(g)	You have (i) received all compensation due you as a result of services performed for the Company with the receipt of your final paycheck; (ii) reported to the Company any and all work-related injuries you incurred during your employment by the Company; (iii) been properly provided any leave of absence because of your or a family member’s health condition and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iv) provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released person or entity;

(h)	You further represent that no claims, complaints, charges or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to your employment by the Company.

(i)	The consideration for this release is in addition to anything of value to which you already are entitled; and

(j)	This Agreement does not waive any rights or claims that may arise after this Agreement is signed.

19.	Return of Signed Agreement: You should return this signed Agreement to Nancy Kato, Chief People Officer, Marin Software, 123 Mission Street, 25th Floor, San Francisco, CA 94105, by no earlier than July 8, 2014 and no later than August 8, 2014. If you sign and/or return the Agreement earlier than July 8, 2014, or do not return the signed Agreement to Ms. Kato by August 8, 2014, this Agreement shall be deemed revoked, null, void and of no effect, and you shall have no entitlement to pay, benefits or any consideration as set forth in paragraph 2 of this Agreement.

20.	Revocation Period and Effective Date: You have seven (7) calendar days from the date you sign this Agreement to change your mind and revoke this Agreement. If you do not advise the Company in writing within seven (7) calendar days after signing that you have revoked this Agreement, this Agreement shall be effective, enforceable and binding on all Parties on the eighth (8th) day after you sign this Agreement. If you change your mind and revoke this Agreement, you must send written notice of your decision to Nancy Kato, Chief People Officer, Marin Software, 123 Mission Street, 25th Floor, San Francisco, CA 94105 so that Ms. Kato receives your revocation no later than the eighth (8th) day after you originally signed this Agreement. You understand that the Company shall not be required to make payments or provide the consideration set forth in this Agreement unless this Agreement becomes effective. If the revocation period expires on a weekend or holiday, you understand you have until the end of the next business day to revoke.

21.	You understand that following the seven day revocation period, this release will be final and binding. You promise that you will not pursue any claim that you have settled by this release. If you break this promise, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims except this promise not to sue does not apply to claims that you may have under the Older Worker Benefit Protection Act (OWBPA) and the ADEA. Although you are releasing claims that you may have under OWBPA and the ADEA, you understand that you may challenge the knowing and voluntary nature of this release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any employment laws. You understand, however, that if you pursue a claim against the Company under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by you in the court proceeding. A reduction never can exceed the amount you recover, or the consideration you received for signing this release, whichever is less. You also recognize that the Company may be entitled to recover costs and attorney’s fees incurred by the Company as specifically authorized under applicable law.

If the above accurately reflects your understanding, please date and sign the enclosed copy of this letter in the places indicated below and return that copy to me in Human Resources.

Sincerely,

/s/ Nancy Kato Nancy Kato
Chief People Officer
Marin Software Incorporated

Accepted and agreed to:

/s/ Peter Wooster Peter Wooster

July 8, 2014 Date

EXHIBIT A

EMPLOYEE INVENTIONS ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

MARIN SOFTWARE INCORPORATED

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Marin Software Incorporated, a Delaware corporation (the “Corporation”), I hereby represent to, and agree with the Corporation as follows:

1. Purpose of Agreement. I understand that the Corporation is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Corporation to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Corporation, whether or not I am expected to create inventions of value for the Corporation.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Corporation all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Invention”).

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Corporation will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Corporation, (ii) result from work performed by me for the Corporation, or (iii) relate to the Corporation’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Corporation and are hereby irrevocably assigned by me to the Corporation. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Corporation (“Prior Inventions”). If no such list is attached, I agree that it is because no such Prior Inventions exist. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Corporation, I hereby grant to the Corporation a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4. Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Corporation, I hereby irrevocably transfer and assign to the Corporation: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Corporation. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Corporation under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Corporation under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” Notwithstanding the foregoing, I will have the right to claim participation in the development, creation, or modification of the Assigned Inventions on my resume or in my curriculum vita; provided that I obtain Corporation’s approval for such disclosures before providing the disclosure to any third-party.

6. Assistance. I agree to assist the Corporation in every proper way to obtain for the Corporation and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Corporation’s Assigned Inventions in any and all countries. I will execute any documents that the Corporation may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My

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obligations under this paragraph will continue beyond the termination of my employment with the Corporation, provided that the Corporation will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Corporation’s request on such assistance. I appoint the Secretary of the Corporation as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Proprietary Information. I understand that my employment by the Corporation creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Corporation or a third party that relates to the business of the Corporation or to the business of any parent, subsidiary, affiliate, customer or supplier of the Corporation or any other party with whom the Corporation agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

8. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Corporation, except as may be necessary to perform my duties as an employee of the Corporation for the benefit of the Corporation. Upon termination of my employment with the Corporation, I will promptly deliver to the Corporation all documents and materials of any nature pertaining to my work with the Corporation and, upon the Corporation’s request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

9. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Corporation will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Corporation or use in the performance of my duties for the Corporation any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Corporation.

10. Efforts; Duty Not to Compete. I understand that my employment with the Corporation requires my undivided attention and effort during normal business hours. While I am employed by the Corporation, I will not, without the Corporation’s express prior written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Corporation; (ii) uses any Corporation information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Corporation’s business interest and causes a disruption of its operations.

11. Notification. I hereby authorize the Corporation to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

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12. Non-Solicitation of Employees/Consultants. During my employment with the Corporation and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Corporation for my own benefit or for the benefit of any other person or entity.

13. Non-Solicitation of Suppliers/Customers. During and after the termination of my employment with the Corporation, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Corporation if, in so doing, I use or disclose any trade secrets or proprietary or confidential information of the Corporation. I agree that the non-public names and addresses of the Corporation’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, created or obtained by me during my employment, constitute trade secrets or proprietary or confidential information of the Corporation.

14. Name & Likeness Rights. I hereby authorize the Corporation to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Corporation’s business, such as marketing, advertising, credits, and presentations.

15. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Corporation may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

16. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

18. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

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19. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

20. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Corporation.

21. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

22. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Corporation to employ me for any stated period of time. I understand that I am an “at will” employee of the Corporation and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Corporation or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Corporation. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Corporation, which is March 19, 2007.

Marin Software Incorporated:		Employee:

By:	/s/ Christopher Lien	/s/ Peter Wooster
	Christopher Lien	[Signature]
	Chief Executive Officer	Peter Wooster
Name [Please Print]

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Exhibit A

Prior Inventions Not Assigned to Corporation

October 31, 2006

Mr. Peter Wooster

[PRIVATE ADDRESS]

Offer of Employment by Marin Software Incorporated

Dear Peter:

I am very pleased to confirm our offer to you of employment with Marin Software Incorporated (the “Company”) in the position of Vice President of Sales. In this position you will report to Chief Executive Officer Christopher Lien. Your start date shall be as we shall mutually agree, and I hope that you will decide to accept our offer of employment on or before November 3, 2006. The terms of our offer and the benefits currently provided by the Company are as described below. In addition, additional terms of your employment and expected duties are more fully described in the attached Employment Outline.

1. Starting Salary. Your starting base salary will be $140,000 per year (less normal payroll deductions and withholdings), and will be adjusted in accordance with the attached Employment Outline. In addition to your base salary, you will be paid the annualized draws in accordance with the attached Employment Outline.

2. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. Except as expressly provided herein, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future. In addition, if so requested, the Company will reimburse you for your monthly COBRA costs (up to $1,500 per month) prior to the establishment by the Company of regular health insurance benefits. As discussed with you, the Company plans to offer to its employees health, dental and vision benefits in 2007. In addition, the Company agrees to provide you with 15 days per year of paid vacation in addition to regular Company holidays. The Company also, if you elect to drive to work, reimburses 50% of monthly parking expenses.

3. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers. Notwithstanding anything in this Agreement to the contrary, you may engage in charitable activities and community affairs, and with the

332 Pine Street, Suite 800  |  San Francisco, CA 94104  |  (415) 828-1010  |  (415) 399-9710 (fax)  |  www.marinsoftware.com

Peter Wooster

October 31, 2006

prior approval of the Board of Directors you may serve as a director of any corporation which does not compete in any way with Company business or proposed business; provided that such activities are not inconsistent with your obligations to the Company.

4. Options.

(a) We will recommend to the Board of Directors of the Company that you be granted, under the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”), an option to purchase 2.0% fully diluted of the Company’s Common Stock, with an exercise price equal to the fair market value of the Company’s Common Stock as determined by the Board of Directors on the date of grant. The shares of Common Stock subject to the option will, for so long as you remain continuously employed by the Company become vested according to the following four-year schedule (subject to adjustment as described below); (i) 12.5% of the shares will be vested as of six months from your employment start date (the “First Vesting Date”); and (ii) thereafter at the end of each full succeeding calendar month, 2.0833% of the total shares will become vested.

(b) Stock Option Agreements. Following approval by the Board of Directors, the Company will provide you with a stock option agreement, which will govern the terms of the option.

(c) Board Approval Required. The grant by the Company of the stock option specified above is subject to the Board of Directors’ approval, and the references to the recommendation for such approval is not a promise of compensation and, prior to such approval, is not intended to create an obligation on the part of the Company.

5. At Will Employment. While we look forward to a profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment or other relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. You should regard any statements or representations to the contrary (and, Indeed, any statements contradicting any provision in this letter) as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment or service for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and an authorized officer of the Company (other than you), and approved by the Company’s Board of Directors.

6. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

7. Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, San Francisco County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would

332 Pine Street, Suite 800  |  San Francisco, CA 94104  |  (415) 828-1010  |  (415) 399-9710 (fax)  |  www.marinsoftware.com

Peter Wooster

October 31, 2006

otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In addition to any other award, the arbitrator shall award the prevailing party attorneys’ fees, costs and arbitration costs, incurred by the prevailing party as a result of the arbitration.

8. Successors, Binding Agreement. This Agreement shall not automatically be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to California’s choice of law rules. No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement. This Agreement may be amended only in writing by an agreement specifically referencing this Agreement which is signed by both you and the Company. In the event that a court or other trier of fact invalidates one or more terms of this Agreement, all the other terms of this Agreement shall remain valid and enforceable. You shall have no duty to mitigate any damages caused by the breach of the Company of this Agreement.

10. Acceptance. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me at (415) 828-1010.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Christopher Lien
Christopher Lien, Founder and CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and on the attached Employment Outline and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Peter Wooster	Date signed: 11/3/06
Peter Wooster

332 Pine Street, Suite 800  |  San Francisco, CA 94104  |  (415) 828-1010  |  (415) 399-9710 (fax)  |  www.marinsoftware.com